EXHIBIT 23.5

[RYDER SCOTT LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in this Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about June 30, 2009, of all references to our firm’s name and audit of portions of Chesapeake Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2008, as described in our letter to Chesapeake Energy Corporation dated February 4, 2009, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

By: /s/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
June 29, 2009